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                                                                   Exhibit 10(x)


                                 AMENDMENT NO. 1
                                       TO
                               HEALTH POWER, INC.
                  1996 DIRECTORS STOCK AWARD AND PURCHASE PLAN


         The Health Power, Inc. 1996 Directors Stock Award and Purchase Plan (the "Plan") is hereby amended pursuant to the following provisions:

         Section 1. Definitions.

         All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

         Section 2. Additional Retainer.

         Commencing in 1997, each Eligible Director of the Company (but not an Eligible Director of one of the Company's subsidiaries) shall receive on an annual basis, in addition to the Retainer, an additional annual retainer (the "Additional Retainer"), which Additional Retainer shall be paid solely in the form of Shares pursuant to the Plan. The number of Shares evidencing the Additional Retainer shall be in an amount equal to $3,000 divided by the fair market value of the Shares as of the last trading day of the year with respect to which the Additional Retainer is paid, which number shall then be rounded down to the nearest whole number. No fractional Shares shall be issued in connection with the payment of the Additional Retainer. In order to receive the Additional Retainer, a person must be an Eligible Director as of December 31 of the year with respect to which the Additional Retainer is paid.

         Section 3. Effective Date; Construction.

         The effective date of this amendment is August 21, 1997, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effective without change.